Nuveen Enhanced CLO Income Fund N-2/A

Exhibit 99.(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Nuveen Enhanced CLO Income Fund of our report dated March 28, 2024, except for the effects of the updates discussed in Note 10 to the financial statements, as to which the date is January 6, 2025, relating to the financial statements of Nuveen CLO Opportunities Master Fund LP, which appear in such Registration Statement. We also consent to the references to us under the headings “Financial Statements”, “Legal Opinions and Experts” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 6, 2025